Exhibit 99.1

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Avista Corp. Names Scott L. Morris as President and Chief Operating Officer, Malyn K. Malquist named Executive Vice President

SPOKANE, Wash. – May 15, 2006, 4:00 a.m. PDT: Avista Corp. (NYSE:AVA) chairman of the board and chief executive officer Gary Ely announced today that Scott L. Morris has been named president and chief operating officer of Avista Corp. Morris previously served as Avista Corp. senior vice president and president of Avista Utilities. In addition, Ely announced that senior vice president and chief financial officer (CFO) Malyn K. Malquist has been named executive vice president and CFO for the corporation.

“As a board, we have been very intentional and strategic in our leadership development and succession planning over the past few years,” said Ely. “Our decision to move Scott and Malyn into these key roles will give Avista the kind of vision and leadership we need to take the company to the next level of performance and service.”

In his role as president and chief operating officer of Avista Corp., Scott Morris will have responsibility for overseeing operations for Avista Utilities, as well as for the overall corporation. “The change in title recognizes the increasing responsibility taken on by Scott over the past five years,” said Ely. “He will continue to be responsible for Avista Utilities and will have expanded operational involvement with other areas throughout the corporation.”

Morris joined Avista Utilities in 1981 in its marketing division. He has held a variety of leadership roles within the company, including serving as general manager for Avista’s Oregon and California utility business, and he has been president of Avista Utilities since August 2000. Morris holds undergraduate and master’s degrees from Gonzaga University, and he has completed coursework at the Stanford Business School Financial Management Program and the Kidder Peabody School of Financial Management. Morris is actively involved in local and regional activities, including service as chairman of the Washington Economic Development Commission, Sacred Heart Medical Center board of directors, ReliOn board of directors, Gonzaga University board of trustees, Spokane Regional Area Chamber of Commerce board of directors and past chairman, and Spokane Regional Economic Development Council board of directors.

Malquist joined Avista Corp. in September 2002 as chief financial officer. He also served as treasurer for the corporation from March 2004 through January 2006. In his role as executive vice president and CFO, Malquist will continue as the chief financial officer for the corporation and will have strategic oversight for Avista Corp’s unregulated subsidiaries including Avista Advantage and Avista Energy. Prior to joining Avista, Malquist was general manager of Truckee Meadows Water Authority in Reno, Nev. Previously, Malquist was chief financial officer, then chief executive officer and chairman of the board of directors for Sierra Pacific Resources in Reno. Malquist serves on the board of directors for Daybreak Spokane, an organization that assists teens with overcoming substance abuse problems, as well as on the board of directors for the Business Development Corporation of Eastern Washington that provides financing to small local businesses.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 338,000 electric and 297,000 natural gas customers in three western states. Avista’s non-regulated subsidiaries include Avista Advantage (www.avistaadvantage.com) and Avista Energy (www.avistaenergy.com). Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

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